FIRST AMENDMENT TO SUBLEASE
THIS FIRST AMENDMENT TO SUBLEASE (this "Amendment") is made as of this 14th day of May, 2015 (the "Effective Date"), by and between ACCURIDE CORPORATION, a Delaware corporation ("Sublandlord"), and MENLO LOGISTICS, INC., a Delaware corporation ("Subtenant").

W I T N E S S E T H:
WHEREAS, Sublandlord and Subtenant entered into that certain Sublease with an Effective Date of August 7, 2013 (the "Sublease"), pursuant to which Sublandlord subleased to Subtenant the Sublease Premises and Parking Area located at 5100 S. Indianapolis Rd., Whitestown, IN, all as more particularly described in the Sublease; and
WHEREAS, Sublandlord and Subtenant desire to extend the Term of the Sublease and make certain other changes to the Sublease as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:
1.            Definitions.  Unless the context otherwise requires, any capitalized term used, but not otherwise defined, herein shall have its respective meaning as set forth in the Sublease.
2.            Integration of Amendment and Sublease.  This Amendment and the Sublease shall be deemed to be, for all purposes, one instrument.  In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Sublease, the terms and provisions of this Amendment shall, in all instances, control and prevail.
3.            Extension of Term.  The Sublease is hereby amended in all respects necessary to reflect that the Term is hereby extended for a period commencing August 1, 2015, and ending July 31, 2017 (the "Extension Period"), unless sooner terminated in accordance with the terms of the Sublease, as amended hereby, and all on the same terms and conditions as provided under the Sublease except as otherwise set forth in this Amendment.
4.            Base Rent.  Section 2 of the Sublease is hereby amended in all respects necessary to reflect that the Monthly Installments of Base Rent during the Extension Period shall be Eighty-Eight Thousand Two Hundred Twenty-Nine and 17/100 Dollars ($88,229.17), payable in accordance with Section 2 of the Sublease.
5.            Extension Period Improvements.
(a)            In the event Subtenant performs those certain alterations or improvements to the Sublease Premises set forth on the attached Exhibit "A" (the "Extension Period Improvements"), Sublandlord agrees to provide funding to Subtenant to complete such Extension Period Improvements up to a maximum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the "Extension Period Allowance"). Subtenant's performance of the Extension Period Improvements shall be completed in strict compliance with the terms of the Sublease.  Without limiting the foregoing, Subtenant agrees that (a) any contractor used by Subtenant shall be a licensed contractor in the State of Indiana, (b) all plans and specifications for the Extension Period Improvements shall be subject to the consent and approval of Sublandlord and Prime Landlord prior to the installation thereof and shall otherwise comply with all other terms and conditions of the Sublease and Prime Lease, (c) Subtenant shall be responsible for obtaining any and all permits in connection with the Extension Period Improvements, including but not limited to, temporary and permanent certificates of occupancy, if required by appropriate permitting authority, and (d) all Extension Period Improvements shall be performed and completed in compliance with all Applicable Laws, free of defects and in good working order.
(b)            Subtenant shall be responsible, at its sole cost and expense, for payment of all costs and expenses relating to the design and construction of the Extension Period Improvements in excess of the Extension Period Allowance.  In no event shall Sublandlord be obligated to make disbursements pursuant to this Amendment or otherwise in a total amount which exceeds the Extension Period Allowance.  Subtenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Extension Period Allowance which is not used to pay for the Extension Period Improvements.  Sublandlord will pay the Extension Period Allowance in a single lump sum following the completion of the Extension Period Improvements, within 30 days after receipt of Subtenant's invoice accompanied by reasonable evidence of the aforesaid completion and duly executed unconditional lien waivers.

6.            Option to Extend Term.  Section 1(b) of the Sublease is hereby deleted in its entirety.  Provided no Event of Default then exists, Subtenant shall have the option to further extend the Term of the Sublease following the expiration of the Extension Period for an additional period of one (1) year, eleven (11) months and fourteen (14) days, with the understanding that, upon exercising such option, the final termination date of the Term shall be July 14, 2019 (the "Second Extension Period").  Such extension option shall be exercisable by providing written notice to Sublandlord at least 120 days prior to the expiration date of the Extension Period.  Monthly Installments of Base Rent during the Second Extension Period shall be Ninety Thousand Nine Hundred Seventy-Nine and 17/100 Dollars ($90,979.17), payable in accordance with Section 2 of the Sublease.
7.            Prime Landlord.  Subtenant acknowledges that the Building and Real Property has been transferred, sold and conveyed to Exeter 5490 Industrial Court, LLC.  Accordingly, the Sublease is hereby amended in all respects necessary to reflect that the term "Prime Landlord" shall be deemed to refer to Exeter 5490 Industrial Court, LLC.  Section 10(a) of the Sublease is also amended in all respects necessary to reflect that the address for notices to the Prime Landlord shall be:
Exeter 5490 Industrial Court, LLC
140 W. Germantown Pike, Suite 150
Plymouth Meeting, PA 19462
Attention:  Chief Financial Officer

8.            Subtenant Representations.  Subtenant represents and warrants to Sublandlord that (a) no Event of Default on the part of Subtenant exists under the Sublease, (b) to Subtenant's knowledge, Sublandlord is not in default in the performance of any of its obligations under the Sublease, and (c) Subtenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Sublandlord or an Event of Default by Subtenant under the Sublease. Subtenant further acknowledges that, as of the Effective Date of this Amendment, Subtenant has no defense, offset, lien, claim or counterclaim against Sublandlord under the Sublease or against the obligations of Subtenant under the Sublease (including, without limitation, any rentals or other charges due or to become due under the Sublease).
9.            Broker.  Subtenant represents that Subtenant has not dealt with any broker (other than  Transportation Property Company Inc. and Jones Lang LaSalle Americas, Inc.) in connection with this Amendment and agrees to indemnify and hold Sublandlord harmless from all damages, liability and expense (including reasonable attorneys' fees) arising from any claims or demands of any brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation of this Amendment (other than Transportation Property Company Inc. and Jones Lang LaSalle Americas, Inc.).  This Section 9 shall survive any expiration or earlier termination of the Sublease.
10.            Miscellaneous.  This Amendment may be executed in counterparts, each of which when so executed and delivered shall constitute an original, but together shall constitute one and the same instrument.  Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be original signatures and binding on the parties for all purposes.  Except as expressly provided herein, all of the terms and provisions of the Lease shall remain in full force and effect.
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This Amendment is executed by the undersigned as of the date first above written.

SUBLANDLORD:	SUBTENANT:

ACCURIDE CORPORATION, a Delaware corporation	MENLO LOGISTICS, INC., a Delaware corporation

By:___/s/ Stephen A. Martin___________	By:__/s/ Lonny Warner______________
Print Name:__Stephen A. Martin________	Print Name:__Lonny Warner__________
Title:_SVP/General Counsel____________	Title:_VP Operations________________